Exhibit 99.1

NEWS RELEASE - FOR IMMEDIATE RELEASE

October 25, 2016

Equity Residential Reports Third Quarter 2016 Results

Chicago, IL - October 25, 2016 - Equity Residential (NYSE: EQR) today reported results for the quarter and nine months ended September 30, 2016. All per share results are reported as available to common shares/units on a diluted basis.

“Renter demand in urban and high density, close-in suburban markets remains extraordinarily strong as demonstrated by 96% occupancy across our portfolio,” said David J. Neithercut, Equity Residential’s President and CEO. “However, new apartment supply and slowing growth of higher paying jobs have combined to constrain rental rates causing our revenue growth this year to revert more in line with historical trends.”

Highlights

•	Increased same store revenues 3.4% in the third quarter.

•
Paid a special cash dividend of $3.00 per share, or approximately $1.1 billion, to its shareholders on October 14, 2016, which, when combined with the special cash dividend of $8.00 per share paid in March 2016, resulted in total capital returned to EQR’s shareholders of more than $4.0 billion in 2016.

•	On October 12, 2016, completed a $500 million unsecured debt offering at a coupon of 2.85%, the lowest ever for an EQR 10-year and the third lowest of any REIT 10-year.

•	Named the 2016 Global Residential Listed Sector Leader in Sustainability by GRESB.

Third Quarter 2016
Earnings per Share (EPS) for the third quarter of 2016 was $0.56 compared to $0.53 in the third quarter of 2015. The difference is due primarily to a higher amount of property sale gains due to more property sales in the third quarter of 2016, lower depreciation expense in the third quarter of 2016 as a direct result of the Company’s significant sales activity in 2016 and the items described below.

FFO (Funds from Operations), as defined by the National Association of Real Estate Investment Trusts (NAREIT), was $0.77 per share for the third quarter of 2016 compared to $0.87 per share in the third quarter of 2015. The difference is due primarily to the various adjustment items listed on page 25 of this release and the items described below.

Normalized FFO for the third quarter of 2016 was $0.78 per share compared to $0.89 per share in the third quarter of 2015. The following items impacted Normalized FFO per share in the quarter:

•	A positive impact of approximately $0.02 per share from increased same store net operating income (NOI);

•	A positive impact of approximately $0.03 per share from NOI from non-same store properties currently in lease-up;

•	A positive impact of approximately $0.07 per share from lower total interest expense due to lower debt balances;

•	A negative impact of approximately $0.22 per share of lower NOI primarily as a result of the Company’s 2016 disposition activity; and

•	A negative impact of approximately $0.01 per share from other items including lower fee and asset management income.

Reconciliations and definitions of FFO and Normalized FFO are provided on pages 7, 28 and 29 of this release and the Company has included guidance for Normalized FFO on page 26 and FFO and EPS on page 29 of this release.

Nine Months Ended September 30, 2016
EPS for the nine months ended September 30, 2016 was $10.92 compared to $1.80 for the same period of 2015. The difference is due primarily to a higher amount of property sale gains due to significantly more property sales in the first nine months of 2016 and the various adjustment items listed on page 25 of this release.

FFO for the nine months ended September 30, 2016 was $2.14 per share compared to $2.56 per share in the same period of 2015. The difference is due primarily to the various adjustment items listed on page 25 of this release and the items described below.

Normalized FFO for the nine months ended September 30, 2016 was $2.29 per share compared to $2.54 per share for the same period of 2015. The difference is due primarily to:

•	A positive impact of approximately $0.14 per share from increased same store NOI;

•	A positive impact of approximately $0.09 per share from NOI from non-same store properties currently in lease-up;

•	A positive impact of approximately $0.16 per share from lower total interest expense due to lower debt balances;

•	A negative impact of approximately $0.60 per share of lower NOI primarily as a result of the Company’s 2016 disposition activity; and

•	A negative impact of approximately $0.04 per share from higher general and administrative expense, lower fee and asset management income and other items.

Same Store Results
On a same store third quarter to third quarter comparison, which includes 72,229 apartment units, revenues increased 3.4%, expenses increased 5.9% and NOI increased 2.4%. Average Rental Rate increased 3.4% and occupancy decreased 0.2%. The Company’s same store expenses in the quarter were impacted by an adverse legal decision regarding the calculation of real estate taxes for several of the Company’s properties in Jersey City, New Jersey, higher property payroll costs due to fuller property-level employment and increased wage rates, and increased leasing and advertising expenses due primarily to spending on promotional and incentive efforts in San Francisco and New York.

On a same store nine-month to nine-month comparison, which includes 71,488 apartment units, revenues increased 4.0%, expenses increased 2.5% and NOI increased 4.7%. Average Rental Rate increased 4.0% and occupancy remained flat at 96.1%.

Investment Activity
During the third quarter of 2016, the Company acquired a 94-unit apartment property in Los Angeles for a purchase price of approximately $45.2 million and an Acquisition Capitalization Rate of 4.5%. Also during the third quarter of 2016, the Company sold eight consolidated apartment properties, consisting of 941 apartment units, for an aggregate sale price of approximately $140.6 million at a weighted average Disposition Yield of 6.2% and generating an Unlevered Internal Rate of Return (Unlevered IRR) of 12.0%. During the quarter, the Company also sold a land parcel in Berkeley, California for $30.0 million and an unconsolidated property in Atlanta for which the Company received approximately $12.4 million for its 20% interest.

Also during the quarter, the Company stabilized three development properties: 170 Amsterdam in New York, Azure in San Francisco and Odin in Seattle, at a weighted average projected yield of 5.8%.

During the first nine months of 2016, the Company acquired four consolidated apartment properties, consisting of 573 apartment units, for an aggregate purchase price of approximately $249.3 million at a weighted average Acquisition Capitalization Rate of 4.8%. During the first nine months of 2016, the Company sold 91 consolidated apartment properties, consisting of 27,831 apartment units, for an aggregate sale price of approximately $6.57 billion, generating an Unlevered IRR of 11.8%. These sales produced a net gain on sales of real estate properties of approximately $3.87 billion and an Economic Gain of approximately $2.52 billion. The weighted average Disposition Yield on these sales is estimated at 5.3%. Also during the first nine months of 2016, the Company sold its entire interest in the management contracts and related rights associated with the military housing ventures at Joint Base Lewis McChord in Washington State, for approximately $63.3 million, generating a gain on sale of approximately $52.4 million. Also during the first nine months of 2016, the Company sold three land parcels for an aggregate sale price of approximately $57.5 million as well as the unconsolidated property in which it had a partial interest as described above.

Capital Markets Activity
On October 12, 2016, the Company closed a $500 million unsecured note offering maturing November 1, 2026 with a coupon of 2.85% and an all in effective rate of approximately 3.10% including the effect of underwriters’ fees and the termination of certain interest rate hedges. Proceeds from this issuance were used for working capital and general corporate purposes.

Fourth Quarter 2016 Guidance
The Company has established an EPS guidance range of $0.62 to $0.66 for the fourth quarter of 2016. The difference between the Company’s third quarter 2016 EPS of $0.56 and the midpoint of the fourth quarter 2016 guidance range of $0.64 is due primarily to higher expected gains on property sales and sales of non-operating assets and the items described below.

The Company has established an FFO guidance range of $0.82 to $0.86 per share for the fourth quarter of 2016. The difference between the Company’s third quarter 2016 FFO of $0.77 per share and the midpoint of the fourth quarter 2016 guidance range of $0.84 per share is due primarily to higher expected gains on sales of non-operating assets and the items described below.

The Company has established a Normalized FFO guidance range of $0.77 to $0.81 per share for the fourth quarter of 2016. The difference between the Company’s third quarter 2016 Normalized FFO of $0.78 per share and the midpoint of the fourth quarter 2016 guidance range of $0.79 per share is due primarily to:

•	A positive impact of approximately $0.03 per share from increased same store NOI;

•	A positive impact of approximately $0.01 per share from NOI from non-same store properties currently in lease-up;

•	A negative impact of approximately $0.01 per share of lower NOI primarily as a result of the Company’s 2016 disposition activity; and

•	A negative impact of approximately $0.02 per share from higher total interest expense due to lower capitalized interest as well as higher debt balances.

Full Year 2016 Guidance
The Company has revised its guidance for its full year 2016 same store operating performance, EPS, FFO per share, Normalized FFO per share and transactions as listed below:

	Previous	Revised
Same store:
Physical occupancy	95.9%	96.0%
Revenue change	3.5% to 4.0%	3.6% to 3.9%
Expense change	2.5% to 3.0%	2.8% to 3.2%
NOI change	3.75% to 4.25%	3.8% to 4.1%

EPS	$11.84 to $11.90	$11.54 to $11.58
FFO per share	$2.96 to $3.02	$2.96 to $3.00
Normalized FFO per share	$3.05 to $3.11	$3.06 to $3.10

Transactions:
Consolidated Rental Acquisitions	$350 million	$250 million
Consolidated Rental Dispositions	$6.9 billion	$6.7 billion
Acquisition Cap Rate/Disposition Yield Spread	75 basis points	60 basis points

The change in the full year EPS guidance range is due primarily to lower gains on property sales as a result of the Company’s reduced disposition guidance and the items described below.

The change in the full year FFO per share guidance range is due primarily to the items described below.

The midpoint of the Company’s full year Normalized FFO per share guidance range has not changed. The small reduction in expected same store NOI has been offset by the positive impact of an expected reduction in general and administrative expense.

Glossary of Terms and Definitions
To improve comparability and enhance disclosure, the Company has a glossary of defined terms and related reconciliations of Non-GAAP financial measures on pages 27 through 30 of this release.

Fourth Quarter 2016 Earnings and Conference Call
Equity Residential expects to announce fourth quarter 2016 results on Tuesday, January 31, 2017 and host a conference call to discuss those results at 10:00 a.m. CT on Wednesday, February 1, 2017.

About Equity Residential
Equity Residential is an S&P 500 company focused on the acquisition, development and management of rental apartment properties in urban and high-density suburban coastal gateway markets where today’s affluent renters want to live, work and play.  Equity Residential owns or has investments in 308 properties consisting of 78,826 apartment units, primarily located in Boston, New York, Washington, D.C., Seattle, San Francisco and Southern California. For more information on Equity Residential, please visit our website at www.equityapartments.com.

Forward-Looking Statements
In addition to historical information, this press release contains forward-looking statements and information within the meaning of the federal securities laws. These statements are based on current expectations, estimates, projections and assumptions made by management. While Equity Residential’s management believes the assumptions underlying its forward-looking statements are reasonable, such information is inherently subject to uncertainties and may involve certain risks, including, without limitation, changes in general market conditions, including the rate of job growth and cost of labor and construction material, the level of new multifamily construction and development, competition and local government regulation. Other risks and uncertainties are described under the heading “Risk Factors” in our Annual Report on Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission (SEC) and available on our website, www.equityapartments.com. Many of these uncertainties and risks are difficult to predict and beyond management’s control. Forward-looking statements are not guarantees of future performance, results or events. Equity Residential assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

A live web cast of the Company’s conference call discussing these results will take place tomorrow, Wednesday, October 26, at 10:00 a.m. Central. Please visit the Investor section of the Company’s web site at www.equityapartments.com for the link. A replay of the web cast will be available for two weeks at this site.

Equity Residential
Consolidated Statements of Operations
(Amounts in thousands except per share data)
(Unaudited)

	Nine Months Ended September 30,		Quarter Ended September 30,
	2016	2015	2016	2015
REVENUES
Rental income	$1,816,960	$2,035,359	$605,856	$694,245
Fee and asset management	3,351	6,413	218	2,044
Total revenues	1,820,311	2,041,772	606,074	696,289

EXPENSES
Property and maintenance	309,688	364,948	104,216	122,383
Real estate taxes and insurance	238,954	254,513	81,343	84,962
Property management	64,003	64,651	19,517	20,094
General and administrative	47,408	50,618	12,395	15,197
Depreciation	528,242	584,862	179,230	196,059
Total expenses	1,188,295	1,319,592	396,701	438,695

Operating income	632,016	722,180	209,373	257,594

Interest and other income	65,092	6,906	5,509	256
Other expenses	(14,480)	(2,839)	(10,420)	(1,139)
Interest:
Expense incurred, net	(386,316)	(333,946)	(86,352)	(114,298)
Amortization of deferred financing costs	(10,000)	(7,734)	(2,261)	(2,607)
Income before income and other taxes, income (loss) from investments in unconsolidated entities, net gain (loss) on sales of real estate properties and land parcels and discontinued operations	286,312	384,567	115,849	139,806
Income and other tax (expense) benefit	(1,189)	(698)	(426)	(329)
Income (loss) from investments in unconsolidated entities	5,846	14,388	7,750	(1,041)
Net gain on sales of real estate properties	3,870,871	295,692	90,036	66,939
Net gain (loss) on sales of land parcels	15,759	(1)	4,037	—
Income from continuing operations	4,177,599	693,948	217,246	205,375
Discontinued operations, net	124	350	246	81
Net income	4,177,723	694,298	217,492	205,456
Net (income) attributable to Noncontrolling Interests:
Operating Partnership	(160,442)	(26,191)	(8,353)	(7,778)
Partially Owned Properties	(2,368)	(2,473)	(823)	(986)
Net income attributable to controlling interests	4,014,913	665,634	208,316	196,692
Preferred distributions	(2,318)	(2,557)	(773)	(833)
Premium on redemption of Preferred Shares	—	(2,789)	—	—
Net income available to Common Shares	$4,012,595	$660,288	$207,543	$195,859

Earnings per share – basic:
Income from continuing operations available to Common Shares	$11.00	$1.82	$0.57	$0.54
Net income available to Common Shares	$11.00	$1.82	$0.57	$0.54
Weighted average Common Shares outstanding	364,917	363,386	365,109	363,579

Earnings per share – diluted:
Income from continuing operations available to Common Shares	$10.92	$1.80	$0.56	$0.53
Net income available to Common Shares	$10.92	$1.80	$0.56	$0.53
Weighted average Common Shares outstanding	382,284	380,423	382,373	380,663

Distributions declared per Common Share outstanding	$12.51125	$1.6575	$3.50375	$0.5525

Equity Residential
Consolidated Statements of Funds From Operations and Normalized Funds From Operations
(Amounts in thousands except per share data)
(Unaudited)

	Nine Months Ended September 30,		Quarter Ended September 30,
	2016	2015	2016	2015
Net income	$4,177,723	$694,298	$217,492	$205,456
Net (income) attributable to Noncontrolling Interests – Partially Owned Properties	(2,368)	(2,473)	(823)	(986)
Preferred distributions	(2,318)	(2,557)	(773)	(833)
Premium on redemption of Preferred Shares	—	(2,789)	—	—
Net income available to Common Shares and Units	4,173,037	686,479	215,896	203,637

Adjustments:
Depreciation	528,242	584,862	179,230	196,059
Depreciation – Non-real estate additions	(3,932)	(3,767)	(1,297)	(1,243)
Depreciation – Partially Owned Properties	(2,896)	(3,248)	(953)	(1,086)
Depreciation – Unconsolidated Properties	3,606	3,688	1,139	1,231
Net (gain) on sales of unconsolidated entities – operating assets	(8,841)	(100)	(8,841)	(100)
Net (gain) on sales of real estate properties	(3,870,871)	(295,692)	(90,036)	(66,939)
Discontinued operations:
Net (gain) on sales of discontinued operations	(43)	—	(28)	—
FFO available to Common Shares and Units	818,302	972,222	295,110	331,559

Adjustments (see page 25 for additional detail):
Asset impairment and valuation allowances	—	—	—	—
Property acquisition costs and write-off of pursuit costs	5,487	(13,947)	1,228	943
Debt extinguishment (gains) losses, including prepayment penalties, preferred
share redemptions and non-cash convertible debt discounts	120,276	4,501	112	3,032
(Gains) losses on sales of non-operating assets, net of income and other tax
expense (benefit)	(74,256)	(728)	(7,378)	72
Other miscellaneous items	7,221	2,701	8,118	4,880
Normalized FFO available to Common Shares and Units	$877,030	$964,749	$297,190	$340,486

FFO	$820,620	$977,568	$295,883	$332,392
Preferred distributions	(2,318)	(2,557)	(773)	(833)
Premium on redemption of Preferred Shares	—	(2,789)	—	—
FFO available to Common Shares and Units	$818,302	$972,222	$295,110	$331,559
FFO per share and Unit - basic	$2.16	$2.58	$0.78	$0.88
FFO per share and Unit - diluted	$2.14	$2.56	$0.77	$0.87

Normalized FFO	$879,348	$967,306	$297,963	$341,319
Preferred distributions	(2,318)	(2,557)	(773)	(833)
Normalized FFO available to Common Shares and Units	$877,030	$964,749	$297,190	$340,486
Normalized FFO per share and Unit - basic	$2.32	$2.56	$0.78	$0.90
Normalized FFO per share and Unit - diluted	$2.29	$2.54	$0.78	$0.89

Weighted average Common Shares and Units outstanding - basic	378,745	376,970	379,008	377,147
Weighted average Common Shares and Units outstanding - diluted	382,284	380,423	382,373	380,663

Note:
See page 25 for additional detail regarding the adjustments from FFO to Normalized FFO. See pages 27 through 30 for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

Equity Residential
Consolidated Balance Sheets
(Amounts in thousands except for share amounts)
(Unaudited)

	September 30, 2016	December 31, 2015
ASSETS
Investment in real estate
Land	$5,874,647	$5,864,046
Depreciable property	18,610,446	18,037,087
Projects under development	761,068	1,122,376
Land held for development	115,082	158,843
Investment in real estate	25,361,243	25,182,352
Accumulated depreciation	(5,255,965)	(4,905,406)
Investment in real estate, net	20,105,278	20,276,946
Real estate held for sale	—	2,181,135
Cash and cash equivalents	517,586	42,276
Investments in unconsolidated entities	60,911	68,101
Deposits – restricted	129,569	55,893
Escrow deposits – mortgage	62,994	56,946
Other assets	421,406	428,899
Total assets	$21,297,744	$23,110,196

LIABILITIES AND EQUITY
Liabilities:
Mortgage notes payable, net	$4,138,301	$4,685,134
Notes, net	4,360,486	5,848,956
Line of credit and commercial paper	—	387,276
Accounts payable and accrued expenses	199,795	187,124
Accrued interest payable	69,441	85,221
Other liabilities	353,605	366,387
Security deposits	64,060	77,582
Distributions payable	1,331,363	209,378
Total liabilities	10,517,051	11,847,058

Commitments and contingencies

Redeemable Noncontrolling Interests – Operating Partnership	441,892	566,783
Equity:
Shareholders’ equity:
Preferred Shares of beneficial interest, $0.01 par value; 100,000,000 shares authorized; 745,600 shares issued and outstanding as of September 30, 2016 and December 31, 2015	37,280	37,280
Common Shares of beneficial interest, $0.01 par value; 1,000,000,000 shares authorized; 365,657,065 shares issued and outstanding as of September 30, 2016 and 364,755,444 shares issued and outstanding as of December 31, 2015	3,657	3,648
Paid in capital	8,741,846	8,572,365
Retained earnings	1,451,452	2,009,091
Accumulated other comprehensive (loss)	(118,730)	(152,016)
Total shareholders’ equity	10,115,505	10,470,368
Noncontrolling Interests:
Operating Partnership	219,102	221,379
Partially Owned Properties	4,194	4,608
Total Noncontrolling Interests	223,296	225,987
Total equity	10,338,801	10,696,355
Total liabilities and equity	$21,297,744	$23,110,196

Equity Residential
Portfolio Summary
As of September 30, 2016

			% of	Average
		Apartment	Stabilized	Rental
Markets/Metro Areas	Properties	Units	NOI	Rate

Los Angeles	70	15,857	18.0%	$2,376
Orange County	12	3,684	3.7%	2,012
San Diego	13	3,505	3.6%	2,189
Subtotal – Southern California	95	23,046	25.3%	2,287

San Francisco	53	12,718	19.6%	3,058
New York	40	10,632	19.0%	3,766
Washington DC	47	15,637	17.2%	2,352
Boston	29	7,432	10.8%	2,753
Seattle	37	7,096	7.6%	2,149
All Other Markets	5	1,320	0.5%	1,261
Total	306	77,881	100.0%	2,645

Unconsolidated Properties	2	945	—	—

Grand Total	308	78,826	100.0%	$2,645

Note: Projects under development are not included in the Portfolio Summary until construction has been completed. See pages 27 through 30 for the definitions of non-GAAP financial measures and other terms, such as Average Rental Rate and % of Stabilized NOI.

3rd Quarter 2016 Earnings Release	9

Equity Residential

Portfolio as of September 30, 2016

	Properties	Apartment Units

Wholly Owned Properties	285	73,557
Master-Leased Properties - Consolidated	3	853
Partially Owned Properties - Consolidated	18	3,471
Partially Owned Properties - Unconsolidated	2	945

	308	78,826
______________________________________________________________________________________________________

Portfolio Rollforward Q3 2016
($ in thousands)

	Properties	Apartment Units	Purchase Price	Acquisition Cap Rate
6/30/2016	315	79,458
Acquisitions:
Consolidated:
Rental Properties – Stabilized	1	94	$45,200	4.5%

			Sales Price	Disposition Yield
Dispositions:
Consolidated:
Rental Properties	(8)	(941)	$(140,600)	(6.2%)
Land Parcels	—	—	$(30,000)
Unconsolidated:
Rental Properties (A)	(1)	(336)	$(74,500)	(5.6%)
Completed Developments - Consolidated	1	545
Configuration Changes	—	6

9/30/2016	308	78,826
___________________________________________________________________________________________________

Portfolio Rollforward 2016
($ in thousands)

	Properties	Apartment Units	Purchase Price	Acquisition Cap Rate

12/31/2015	394	109,652
Acquisitions:
Consolidated:
Rental Properties	4	573	$249,334	4.8%

			Sales Price	Disposition Yield
Dispositions:
Consolidated:
Rental Properties	(91)	(27,831)	$(6,568,003)	(5.3%)
Land Parcels	—	—	$(57,455)
Unconsolidated:
Rental Properties (A)	(1)	(336)	$(74,500)	(5.6%)
Other:
Military Housing (B)	(2)	(5,161)	$(63,250)
Completed Developments - Consolidated	4	1,900
Configuration Changes	—	29

9/30/2016	308	78,826

Note: See pages 27 through 30 for the definitions of non-GAAP financial measures and other terms, such as Acquisition Cap Rate and Disposition Yield.
(A)			The Company owned a 20% interest in this unconsolidated rental property. Sale price listed is the gross sale price. The Company's share of the net sales proceeds approximated $12.4 million.
(B)			The Company sold its entire interest in the management contracts and related rights associated with the military housing ventures at Joint Base Lewis McChord during the second quarter of 2016.

3rd Quarter 2016 Earnings Release	10

Equity Residential

Third Quarter 2016 vs. Third Quarter 2015
Same Store Results/Statistics for 72,229 Same Store Apartment Units
$ in thousands (except for Average Rental Rate)

	Results			Statistics
				Average Rental Rate
					Physical Occupancy
Description	Revenues	Expenses	NOI			Turnover

Q3 2016	$563,892	$168,706	$395,186	$2,602	96.0%	17.5%
Q3 2015	$545,281	$159,343	$385,938	$2,516	96.2%	17.9%

Change	$18,611	$9,363	$9,248	$86	(0.2%)	(0.4%)

Change	3.4%	5.9%	2.4%	3.4%
____________________________________________________________________________________________

Third Quarter 2016 vs. Second Quarter 2016
Same Store Results/Statistics for 73,867 Same Store Apartment Units
$ in thousands (except for Average Rental Rate)

	Results			Statistics
				Average Rental Rate
					Physical Occupancy
Description	Revenues	Expenses	NOI			Turnover

Q3 2016	$578,222	$173,015	$405,207	$2,609	96.0%	17.4%
Q2 2016	$570,080	$163,646	$406,434	$2,571	96.2%	14.8%

Change	$8,142	$9,369	$(1,227)	$38	(0.2%)	2.6%

Change	1.4%	5.7%	(0.3%)	1.5%
____________________________________________________________________________________________

September YTD 2016 vs. September YTD 2015
Same Store Results/Statistics for 71,488 Same Store Apartment Units
$ in thousands (except for Average Rental Rate)

	Results			Statistics
				Average Rental Rate
					Physical Occupancy
Description	Revenues	Expenses	NOI			Turnover

YTD 2016	$1,647,480	$484,643	$1,162,837	$2,562	96.1%	43.0%
YTD 2015	$1,583,810	$472,930	$1,110,880	$2,463	96.1%	42.9%

Change	$63,670	$11,713	$51,957	$99	0.0%	0.1%

Change	4.0%	2.5%	4.7%	4.0%

Note: Same store operating expenses and same store NOI no longer include an allocation of property management expenses either in the current or comparable periods. The Company has added guidance on property management expense on page 26 of this release. See pages 27 through 30 for the definitions of non-GAAP financial measures and other terms, such as Average Rental Rate, NOI, Physical Occupancy and Turnover.

3rd Quarter 2016 Earnings Release	11

Equity Residential
Third Quarter 2016 vs. Third Quarter 2015
Same Store Results/Statistics by Market

						Increase (Decrease) from Prior Year's Quarter
		Q3 2016 % of Actual NOI	Q3 2016 Average Rental Rate	Q3 2016 Weighted Average Physical Occupancy %	Q3 2016 Turnover
									Average Rental Rate
	Apartment Units									Physical Occupancy
Markets/Metro Areas						Revenues	Expenses	NOI			Turnover

Los Angeles	13,950	17.1%	$2,352	96.2%	19.0%	5.2%	3.9%	5.7%	4.9%	0.1%	(0.4%)
San Diego	3,505	4.1%	2,189	96.6%	19.1%	5.0%	2.2%	6.1%	4.8%	0.1%	(0.7%)
Orange County	3,490	3.9%	1,997	96.2%	17.2%	5.9%	2.0%	7.2%	5.5%	0.4%	(0.8%)
Subtotal – Southern California	20,945	25.1%	2,266	96.3%	18.7%	5.2%	3.4%	6.0%	5.0%	0.2%	(0.6%)

Washington DC	15,475	18.8%	2,352	96.1%	17.0%	1.6%	3.6%	0.7%	1.5%	(0.1%)	0.0%
New York	10,007	18.6%	3,702	96.2%	13.6%	1.3%	12.1%	(4.0%)	1.5%	(0.5%)	(0.3%)
San Francisco	10,846	17.6%	2,914	95.6%	19.9%	5.0%	5.5%	4.9%	5.9%	(0.8%)	0.7%
Boston	7,338	11.5%	2,753	95.9%	17.7%	1.9%	2.6%	1.5%	2.3%	(0.3%)	(0.8%)
Seattle	6,298	7.7%	2,155	95.9%	16.3%	6.7%	7.6%	6.4%	5.1%	0.5%	(3.0%)
All Other Markets	1,320	0.7%	1,261	96.0%	16.7%	6.5%	(5.9%)	16.9%	6.4%	0.1%	1.2%

Total	72,229	100.0%	$2,602	96.0%	17.5%	3.4%	5.9%	2.4%	3.4%	(0.2%)	(0.4%)

3rd Quarter 2016 Earnings Release	12

Equity Residential
Third Quarter 2016 vs. Second Quarter 2016
Same Store Results/Statistics by Market

						Increase (Decrease) from Prior Quarter
		Q3 2016 % of Actual NOI	Q3 2016 Average Rental Rate	Q3 2016 Weighted Average Physical Occupancy %	Q3 2016 Turnover
									Average Rental Rate
	Apartment Units									Physical Occupancy
Markets/Metro Areas						Revenues	Expenses	NOI			Turnover

Los Angeles	14,336	17.1%	$2,352	96.2%	19.0%	1.8%	5.5%	0.3%	1.6%	0.1%	1.9%
San Diego	3,505	4.1%	2,189	96.6%	19.1%	2.4%	2.8%	2.2%	2.2%	0.1%	2.4%
Orange County	3,684	3.9%	2,012	96.1%	17.1%	2.1%	11.2%	(0.7%)	2.3%	(0.3%)	2.7%
Subtotal – Southern California	21,525	25.1%	2,267	96.2%	18.7%	1.9%	5.8%	0.4%	1.8%	0.0%	2.2%

New York	10,396	19.1%	3,742	96.2%	13.6%	0.9%	7.8%	(2.5%)	0.6%	(0.2%)	2.2%
Washington DC	15,475	18.3%	2,352	96.1%	17.0%	1.0%	6.5%	(1.3%)	1.2%	(0.1%)	3.1%
San Francisco	11,019	17.4%	2,920	95.6%	19.9%	1.3%	3.5%	0.6%	2.0%	(0.7%)	4.0%
Boston	7,338	11.2%	2,753	95.9%	17.7%	0.7%	7.0%	(1.6%)	1.5%	(0.3%)	4.8%
Seattle	6,794	8.2%	2,146	95.9%	16.3%	3.7%	(0.8%)	5.5%	2.4%	0.3%	(1.0%)
All Other Markets	1,320	0.7%	1,261	96.0%	16.7%	1.4%	4.1%	(0.3%)	1.9%	(0.6%)	3.7%

Total	73,867	100.0%	$2,609	96.0%	17.4%	1.4%	5.7%	(0.3%)	1.5%	(0.2%)	2.6%

3rd Quarter 2016 Earnings Release	13

Equity Residential
September YTD 2016 vs. September YTD 2015
Same Store Results/Statistics by Market

						Increase (Decrease) from Prior Year
		Sept. YTD 16 % of Actual NOI	Sept. YTD 16 Average Rental Rate	Sept. YTD 16 Weighted Average Physical Occupancy %	Sept. YTD 16 Turnover
									Average Rental Rate
	Apartment Units									Physical Occupancy
Markets/Metro Areas						Revenues	Expenses	NOI			Turnover

Los Angeles	13,698	16.7%	$2,295	96.1%	47.8%	5.8%	2.2%	7.4%	5.5%	0.2%	(0.1%)
San Diego	3,505	4.1%	2,149	96.3%	49.8%	5.6%	2.4%	6.9%	5.4%	0.2%	(1.0%)
Orange County	3,490	3.9%	1,954	96.3%	41.4%	5.9%	0.7%	7.7%	5.6%	0.3%	(1.7%)
Subtotal – Southern California	20,693	24.7%	2,212	96.2%	47.1%	5.8%	2.0%	7.4%	5.5%	0.2%	(0.5%)

New York	10,007	19.2%	3,671	96.4%	33.7%	2.1%	4.6%	0.8%	2.2%	(0.2%)	0.8%
Washington DC	15,475	19.1%	2,326	96.0%	40.4%	1.2%	0.8%	1.4%	1.0%	0.0%	0.8%
San Francisco	10,846	17.7%	2,863	96.1%	47.7%	7.4%	4.2%	8.4%	7.9%	(0.4%)	1.1%
Boston	7,136	11.4%	2,705	95.8%	41.6%	2.6%	(2.6%)	4.8%	2.8%	(0.4%)	1.1%
Seattle	6,011	7.2%	2,101	95.6%	45.5%	6.2%	7.9%	5.5%	5.7%	0.1%	(3.5%)
All Other Markets	1,320	0.7%	1,235	96.4%	38.9%	5.6%	(5.1%)	14.7%	5.3%	0.3%	(0.8%)

Total	71,488	100.0%	$2,562	96.1%	43.0%	4.0%	2.5%	4.7%	4.0%	0.0%	0.1%

3rd Quarter 2016 Earnings Release	14

Equity Residential

Third Quarter 2016 vs. Third Quarter 2015
Same Store Operating Expenses for 72,229 Same Store Apartment Units
$ in thousands

					% of Actual Q3 2016 Operating Expenses
	Actual Q3 2016	Actual Q3 2015	$ Change	% Change

Real estate taxes	$68,753	$63,565	$5,188	8.2%	40.7%
On-site payroll (1)	38,240	35,557	2,683	7.5%	22.7%
Utilities (2)	23,480	23,901	(421)	(1.8%)	13.9%
Repairs and maintenance (3)	23,049	22,098	951	4.3%	13.7%
Insurance	4,359	4,211	148	3.5%	2.6%
Leasing and advertising	3,380	2,254	1,126	50.0%	2.0%
Other on-site operating expenses (4)	7,445	7,757	(312)	(4.0%)	4.4%

Same store operating expenses	$168,706	$159,343	$9,363	5.9%	100.0%

September YTD 2016 vs. September YTD 2015
Same Store Operating Expenses for 71,488 Same Store Apartment Units
$ in thousands
					% of Actual YTD 2016 Operating Expenses
	Actual YTD 2016	Actual YTD 2015	$ Change	% Change

Real estate taxes	$200,022	$188,669	$11,353	6.0%	41.3%
On-site payroll (1)	109,028	106,079	2,949	2.8%	22.5%
Utilities (2)	67,836	72,091	(4,255)	(5.9%)	14.0%
Repairs and maintenance (3)	63,126	62,534	592	0.9%	13.0%
Insurance	12,910	12,440	470	3.8%	2.7%
Leasing and advertising	7,518	6,351	1,167	18.4%	1.5%
Other on-site operating expenses (4)	24,203	24,766	(563)	(2.3%)	5.0%

Same store operating expenses	$484,643	$472,930	$11,713	2.5%	100.0%

Note: Same store operating expenses no longer include an allocation of property management expenses either in the current or comparable periods. The Company has added guidance on property management expense on page 26 of this release.

(1)	On-site payroll - Includes payroll and related expenses for on-site personnel including property managers, leasing consultants and maintenance staff.

(2)	Utilities - Represents gross expenses prior to any recoveries under the Resident Utility Billing System ("RUBS"). Recoveries are reflected in rental income.

(3)
Repairs and maintenance - Includes general maintenance costs, apartment unit turnover costs including interior painting, routine landscaping, security, exterminating, fire protection, snow removal, elevator, roof and parking lot repairs and other miscellaneous building repair and maintenance costs.

(4)	Other on-site operating expenses - Includes ground lease costs and administrative costs such as office supplies, telephone and data charges and association and business licensing fees.

3rd Quarter 2016 Earnings Release	15

Equity Residential

Debt Summary as of September 30, 2016
($ in thousands)
				Weighted Average Maturities (years)
			Weighted Average Rates (1)

	Amounts (1)	% of Total

Secured	$4,138,301	48.7%	4.34%	6.7
Unsecured	4,360,486	51.3%	4.54%	10.3

Total	$8,498,787	100.0%	4.44%	8.5

Fixed Rate Debt:
Secured – Conventional	$3,503,487	41.2%	4.95%	5.1
Unsecured – Public	3,904,035	46.0%	4.96%	11.2

Fixed Rate Debt	7,407,522	87.2%	4.96%	8.3

Floating Rate Debt:
Secured – Conventional	7,041	0.1%	0.50%	15.6
Secured – Tax Exempt	627,773	7.4%	0.98%	14.5
Unsecured – Public (2)	456,451	5.3%	1.22%	2.8
Unsecured – Revolving Credit Facility	—	—	1.34%	1.5
Unsecured – Commercial Paper Program (3)	—	—	0.96%	—

Floating Rate Debt	1,091,265	12.8%	1.07%	9.9

Total	$8,498,787	100.0%	4.44%	8.5

(1) Net of the effect of any derivative instruments. Weighted average rates are for the nine months ended September 30, 2016.
(2) Fair value interest rate swaps convert the $450.0 million 2.375% notes due July 1, 2019 to a floating interest rate of 90-Day LIBOR plus 0.61%.
(3) As of September 30, 2016, there was no commercial paper outstanding.
Note: The Company capitalized interest of approximately $41.7 million and $45.8 million during the nine months ended September 30, 2016 and 2015, respectively. The Company capitalized interest of approximately $13.3 million and $15.4 million during the quarters ended September 30, 2016 and 2015, respectively.

Note: The Company recorded approximately $18.9 million and $5.8 million of net debt discount/deferred derivative settlement amortization as additional interest expense during the nine months ended September 30, 2016 and 2015, respectively. The Company recorded approximately $5.1 million and $2.7 million of net debt discount/deferred derivative settlement amortization as additional interest expense during the quarters ended September 30, 2016 and 2015, respectively.

Debt Maturity Schedule as of September 30, 2016
($ in thousands)
					Weighted Average Rates on Fixed Rate Debt (1)	Weighted Average Rates on Total Debt (1)

	Fixed Rate (1)	Floating Rate (1)
Year			Total	% of Total

2016	$1,938	$—	$1,938	0.0%	4.68%	4.68%
2017	605,397	388	605,785	7.0%	6.19%	6.18%
2018	83,695	97,550	181,245	2.1%	5.57%	3.18%
2019	807,680	478,867	1,286,547	15.0%	5.47%	3.89%
2020	1,679,590	686	1,680,276	19.5%	5.49%	5.49%
2021	946,257	725	946,982	11.0%	4.63%	4.63%
2022	266,447	766	267,213	3.1%	3.27%	3.26%
2023	1,327,965	809	1,328,774	15.5%	3.74%	3.74%
2024	2,498	854	3,352	0.0%	4.97%	3.94%
2025	452,625	903	453,528	5.3%	3.38%	3.38%
2026+	1,271,816	575,470	1,847,286	21.5%	4.76%	3.55%
Subtotal	7,445,908	1,157,018	8,602,926	100.0%	4.79%	4.29%
Deferred Financing Costs	(30,658)	(9,272)	(39,930)	N/A	N/A	N/A
Premium/(Discount)	(7,728)	(56,481)	(64,209)	N/A	N/A	N/A

Total	$7,407,522	$1,091,265	$8,498,787	100.0%	4.79%	4.29%

(1) Net of the effect of any derivative instruments. Weighted average rates are as of September 30, 2016.

3rd Quarter 2016 Earnings Release	16

Equity Residential
Unsecured Debt Summary as of September 30, 2016
($ in thousands)

	Interest Rate	Due Date	Amount

Fixed Rate Notes:
	5.750%	06/15/17	$394,077
	7.125%	10/15/17	103,898
	4.750%	07/15/20	600,000
	4.625%	12/15/21	750,000
	3.000%	04/15/23	500,000
	3.375%	06/01/25	450,000
	7.570%	08/15/26	92,025
	4.500%	07/01/44	750,000
	4.500%	06/01/45	300,000
Deferred Financing Costs and Unamortized (Discount)			(35,965)

			3,904,035

Floating Rate Notes:
	(1)	07/01/19	450,000
Fair Value Derivative Adjustments	(1)	07/01/19	8,218
Deferred Financing Costs and Unamortized (Discount)			(1,767)

			456,451

Line of Credit and Commercial Paper:
Revolving Credit Facility (2) (3)	LIBOR+0.95%	04/01/18	—
Commercial Paper Program (2) (4)			—

			—

Total Unsecured Debt			$4,360,486

(1)	Fair value interest rate swaps convert the $450.0 million 2.375% notes due July 1, 2019 to a floating interest rate of 90-Day LIBOR plus 0.61%.

(2)	Facility/program is private. All other unsecured debt is public.

(3)
The interest rate on advances under the $2.5 billion revolving credit facility maturing April 1, 2018 will generally be LIBOR plus a spread (currently 0.95%) and an annual facility fee (currently 15 basis points). Both the spread and the facility fee are dependent on the credit rating of the Company's long-term debt. As of September 30, 2016, there was approximately $2.48 billion available on this facility (net of $24.6 million which was restricted/dedicated to support letters of credit).

(4)
The Company may borrow up to a maximum of $500.0 million on the commercial paper program subject to market conditions. The notes bear interest at various floating rates with a weighted average of 0.96% for the nine months ended September 30, 2016. No amounts were outstanding at September 30, 2016.

3rd Quarter 2016 Earnings Release	17

	Equity Residential

	Selected Unsecured Public Debt Covenants
		September 30, 2016	June 30, 2016

	Total Debt to Adjusted Total Assets (not to exceed 60%)	32.8%	33.1%

	Secured Debt to Adjusted Total Assets (not to exceed 40%)	16.0%	16.2%

	Consolidated Income Available for Debt Service to
	Maximum Annual Service Charges
	(must be at least 1.5 to 1)	3.88	3.86

	Total Unsecured Assets to Unsecured Debt
	(must be at least 150%)	447.4%	442.6%

Note:
These selected covenants relate to ERP Operating Limited Partnership's ("ERPOP") outstanding unsecured public debt, which represent the Company's most restrictive covenants. Equity Residential is the general partner of ERPOP.

Selected Credit Ratios
		September 30, 2016	June 30, 2016

	Total debt to Normalized EBITDA	5.20x	5.00x

	Net debt to Normalized EBITDA	4.85x	4.67x

	Unencumbered NOI as a % of total NOI	70.9%	71.0%

Note:	See page 24 for the Normalized EBITDA reconciliations.

3rd Quarter 2016 Earnings Release	18

Equity Residential

Capital Structure as of September 30, 2016
(Amounts in thousands except for share/unit and per share amounts)

Secured Debt			$4,138,301	48.7%
Unsecured Debt			4,360,486	51.3%

Total Debt			8,498,787	100.0%	25.8%

Common Shares (includes Restricted Shares)	365,657,065	96.2%
Units (includes OP Units and Restricted Units)	14,627,745	3.8%

Total Shares and Units	380,284,810	100.0%
Common Share Price at September 30, 2016	$64.33
			24,463,722	99.8%
Perpetual Preferred Equity (see below)			37,280	0.2%

Total Equity			24,501,002	100.0%	74.2%

Total Market Capitalization			$32,999,789		100.0%

__________________________________________________________________________________________________________________________________________

Perpetual Preferred Equity as of September 30, 2016
(Amounts in thousands except for share and per share amounts)
				Annual Dividend Per Share	Annual Dividend Amount
	Redemption Date	Outstanding Shares	Liquidation Value
Series
Preferred Shares:
8.29% Series K	12/10/26	745,600	$37,280	$4.145	$3,091

Total Perpetual Preferred Equity		745,600	$37,280		$3,091

3rd Quarter 2016 Earnings Release	19

Equity Residential
Common Share and Unit
Weighted Average Amounts Outstanding

	YTD Q3 2016	YTD Q3 2015	Q3 2016	Q3 2015

Weighted Average Amounts Outstanding for Net Income Purposes:
Common Shares - basic	364,916,765	363,386,211	365,109,088	363,578,666
Shares issuable from assumed conversion/vesting of:
- OP Units	13,827,914	13,583,959	13,898,660	13,568,180
- long-term compensation shares/units	3,539,383	3,452,974	3,365,546	3,516,096

Total Common Shares and Units - diluted	382,284,062	380,423,144	382,373,294	380,662,942

Weighted Average Amounts Outstanding for FFO and Normalized FFO Purposes:
Common Shares - basic	364,916,765	363,386,211	365,109,088	363,578,666
OP Units - basic	13,827,914	13,583,959	13,898,660	13,568,180

Total Common Shares and OP Units - basic	378,744,679	376,970,170	379,007,748	377,146,846
Shares issuable from assumed conversion/vesting of:
- long-term compensation shares/units	3,539,383	3,452,974	3,365,546	3,516,096

Total Common Shares and Units - diluted	382,284,062	380,423,144	382,373,294	380,662,942

Period Ending Amounts Outstanding:
Common Shares (includes Restricted Shares)	365,657,065	364,140,040
Units (includes OP Units and Restricted Units)	14,627,745	14,455,727

Total Shares and Units	380,284,810	378,595,767

3rd Quarter 2016 Earnings Release	20

Equity Residential
Partially Owned Entities as of September 30, 2016
(Amounts in thousands except for property and apartment unit amounts)

	Consolidated	Unconsolidated

Total properties	18	2

Total apartment units	3,471	945

Operating information for the nine months ended 9/30/16 (at 100%):
Operating revenue	$70,123	$23,844
Operating expenses	17,183	8,368

Net operating income	52,940	15,476
Property management	2,476	636
General and administrative/other	50	49
Depreciation	16,161	12,001

Operating income	34,253	2,790
Interest and other income	47	—
Other expenses	(7)	—
Interest:
Expense incurred, net	(11,073)	(6,217)
Amortization of deferred financing costs	(289)	—

Income (loss) before income and other taxes and (loss)
from investments in unconsolidated entities	22,931	(3,427)
Income and other tax (expense) benefit	(44)	(13)
(Loss) from investments in unconsolidated entities	(1,091)	—
Net income (loss)	$21,796	$(3,440)

Debt - Secured (1):
EQR Ownership (2)	$243,145	$29,084
Noncontrolling Ownership	75,282	116,339

Total (at 100%)	$318,427	$145,423

(1)	All debt is non-recourse to the Company.

(2)	Represents the Company's current equity ownership interest.

Note:
The above table excludes the Company's interests in unconsolidated joint ventures established in connection with the acquisition of certain real estate related assets from Archstone Enterprise LP (such assets are referred to herein as "Archstone"). These ventures owned certain non-core Archstone assets and succeeded to certain residual Archstone liabilities/litigation, as well as responsibility for tax protection arrangements and third-party preferred interests in former Archstone subsidiaries. The preferred interests had an aggregate liquidation value of $41.3 million at September 30, 2016. The ventures are owned 60% by the Company.

3rd Quarter 2016 Earnings Release	21

Equity Residential
Development and Lease-Up Projects as of September 30, 2016
(Amounts in thousands except for project and apartment unit amounts)
Projects	Location	No. of Apartment Units	Total Capital Cost	Total Book Value to Date	Total Book Value Not Placed in Service	Total Debt	Percentage Completed	Percentage Leased	Percentage Occupied	Estimated Completion Date	Estimated Stabilization Date

Projects Under Development:
One Henry Adams	San Francisco, CA	241	$172,337	$150,049	$150,049	$—	92%	3%	—	Q4 2016	Q4 2017
The Alton (formerly Millikan)	Irvine, CA	344	102,331	97,031	97,031	—	86%	2%	—	Q1 2017	Q3 2017
455 I St	Washington, DC	174	73,157	52,291	52,291	—	60%	—	—	Q3 2017	Q2 2018
855 Brannan (formerly 801 Brannan)	San Francisco, CA	449	304,035	174,190	174,190	—	53%	—	—	Q3 2017	Q1 2019
2nd & Pine	Seattle, WA	398	215,787	156,240	156,240	—	70%	—	—	Q3 2017	Q2 2019
Cascade	Seattle, WA	477	176,378	108,753	108,753	—	59%	—	—	Q3 2017	Q2 2019
100 K Street	Washington, DC	222	88,023	22,514	22,514	—	3%	—	—	Q4 2018	Q4 2019

Projects Under Development		2,305	1,132,048	761,068	761,068	—

Completed Not Stabilized (1):
Vista 99 (formerly Tasman)	San Jose, CA	554	208,923	202,161	—	—		94%	93%	Completed	Q4 2016
Potrero 1010	San Francisco, CA	453	224,474	217,296	—	—		85%	83%	Completed	Q1 2017
Altitude (formerly Village at Howard Hughes)	Los Angeles, CA	545	193,231	186,930	—	—		39%	36%	Completed	Q2 2017
340 Fremont (formerly Rincon Hill)	San Francisco, CA	348	287,454	285,149	—	—		61%	56%	Completed	Q1 2018

Projects Completed Not Stabilized		1,900	914,082	891,536	—	—

Completed and Stabilized During the Quarter:
Odin (formerly Tallman)	Seattle, WA	301	80,677	80,509	—	—		99%	98%	Completed	Stabilized
Azure (at Mission Bay)	San Francisco, CA	273	185,290	185,111	—	—		97%	96%	Completed	Stabilized
170 Amsterdam (2)	New York, NY	236	111,932	111,859	—	—		92%	91%	Completed	Stabilized

Projects Completed and Stabilized During the Quarter		810	377,899	377,479	—	—

Total Development Projects		5,015	$2,424,029	$2,030,083	$761,068	$—

Land Held for Development		N/A	N/A	$115,082	$115,082	$—

							Total Capital Cost	Q3 2016 NOI
NOI CONTRIBUTION FROM DEVELOPMENT PROJECTS
Projects Under Development							$1,132,048	$(206)
Completed Not Stabilized							914,082	3,799
Completed and Stabilized During the Quarter							377,899	5,643
Total Development NOI Contribution							$2,424,029	$9,236

Note: All development projects listed are wholly owned by the Company.
(1)			Properties included here are substantially complete. However, they may still require additional exterior and interior work for all apartment units to be available for leasing.
(2)			170 Amsterdam - The land under this project is subject to a long term ground lease.

3rd Quarter 2016 Earnings Release	22

Equity Residential
Repairs and Maintenance Expenses and Capital Expenditures to Real Estate
For the Nine Months Ended September 30, 2016
(Amounts in thousands except for apartment unit and per apartment unit amounts)

		Repairs and Maintenance Expenses						Capital Expenditures to Real Estate							Total Expenditures
	Total Apartment Units (1)	Expense (2)	Avg. Per Apartment Unit	Payroll (3)	Avg. Per Apartment Unit	Total	Avg. Per Apartment Unit	Replacements (4)	Avg. Per Apartment Unit	Building Improvements (5)	Avg. Per Apartment Unit	Total	Avg. Per Apartment Unit		Grand Total	Avg. Per Apartment Unit

Same Store Properties	71,488	$63,126	$883	$49,786	$696	$112,912	$1,579	$57,224	$801	$55,290	$773	$112,514	$1,574	(8)	$225,426	$3,153

Non-Same Store Properties (6)	6,393	3,353	684	2,494	508	5,847	1,192	3,278	669	5,987	1,221	9,265	1,890		15,112	3,082

Other (7)	—	3,685		3,981		7,666		1,985		787		2,772			10,438

Total	77,881	$70,164		$56,261		$126,425		$62,487		$62,064		$124,551			$250,976

(1)
Total Apartment Units - Excludes 945 unconsolidated apartment units for which repairs and maintenance expenses and capital expenditures to real estate are self-funded and do not consolidate into the Company's results.

(2)
Repairs and Maintenance Expenses - Includes general maintenance costs, apartment unit turnover costs including interior painting, routine landscaping, security, exterminating, fire protection, snow removal, elevator, roof and parking lot repairs and other miscellaneous building repair and maintenance costs.

(3)		Maintenance Payroll - Includes payroll and related expenses for maintenance staff.

(4)
Replacements - Includes new expenditures inside the apartment units such as appliances, mechanical equipment, fixtures and flooring, including carpeting. Replacements for same store properties also include $35.9 million spent during the nine months ended September 30, 2016 on apartment unit renovations/rehabs (primarily kitchens and baths) on approximately 3,200 same store apartment units (equating to approximately $11,000 per apartment unit rehabbed) designed to reposition these units for higher rental levels in their respective markets. In 2016, the Company expects to spend approximately $50.0 million for all unit renovation/rehab costs (primarily on same store properties) at a weighted average cost of $11,000 per apartment unit rehabbed.

(5)
Building Improvements - Includes roof replacement, paving, amenities and common areas, building mechanical equipment systems, exterior painting and siding, major landscaping, vehicles and office and maintenance equipment.

(6)		Per apartment unit amounts are based on a weighted average of 4,904 apartment units.

(7)		Other - Primarily includes expenditures for properties sold and properties under development.

(8)
Based on the approximately 70,000 apartment units expected to be included in same store properties at December 31, 2016, the Company estimates that during 2016 it will spend approximately $2,300 per apartment unit of capital expenditures, inclusive of apartment unit renovation/rehab costs, or $1,600 per apartment unit excluding apartment unit renovation/rehab costs.

3rd Quarter 2016 Earnings Release	23

Equity Residential
Normalized EBITDA Reconciliations
(Amounts in thousands)

Normalized EBITDA Reconciliations for Page 18

	Trailing Twelve Months		2016			2015
	September 30, 2016	June 30, 2016	Q3	Q2	Q1	Q4	Q3
Net income	$4,391,443	$4,379,407	$217,492	$228,400	$3,731,831	$213,720	$205,456
Interest expense incurred, net	496,856	524,802	86,352	86,472	213,492	110,540	114,298
Amortization of deferred financing costs	13,067	13,413	2,261	2,345	5,394	3,067	2,607
Depreciation	709,275	726,104	179,230	176,127	172,885	181,033	196,059
Income and other tax expense (benefit) (includes discontinued operations)	1,419	1,322	426	416	358	219	329
EBITDA	5,612,060	5,645,048	485,761	493,760	4,123,960	508,579	518,749

Property acquisition costs (other expenses)	2,256	2,242	41	76	1,335	804	27
Write-off of pursuit costs (other expenses)	4,265	4,120	816	1,115	1,448	886	671
(Income) loss from investments in unconsolidated entities	(6,483)	2,308	(7,750)	800	1,104	(637)	1,041
Net (gain) on sales of land parcels	(15,759)	(11,722)	(4,037)	—	(11,722)	—	—
(Gain) on sale of investment securities and other investments (interest and other income)	(58,555)	(55,295)	(3,260)	(54,600)	(556)	(139)	—
Executive compensation program duplicative costs and retirement benefit obligations	3,413	8,021	359	359	359	2,336	4,967
Insurance/litigation settlement or reserve income (interest and other income)	(3,098)	(1,581)	(1,517)	(1,321)	(53)	(207)	—
Insurance/litigation/environmental settlement or reserve expense (other expenses)	7,169	(2,149)	9,339	3	(244)	(1,929)	21
Other (interest and other income)	(63)	(108)	(63)	—	—	—	(108)
Net (gain) on sales of discontinued operations	(43)	(15)	(28)	—	(15)	—	—
Net (gain) on sales of real estate properties	(3,910,313)	(3,887,216)	(90,036)	(57,356)	(3,723,479)	(39,442)	(66,939)
Normalized EBITDA	$1,634,849	$1,703,653	$389,625	$382,836	$392,137	$470,251	$458,429

Balance Sheet Items:	September 30, 2016	June 30, 2016
Total debt	$8,498,787	$8,510,994
Cash and cash equivalents	(517,586)	(497,843)
Mortgage principal reserves/sinking funds	(56,404)	(54,126)
Net debt	$7,924,797	$7,959,025

3rd Quarter 2016 Earnings Release	24

Equity Residential
Adjustments from FFO to Normalized FFO
(Amounts in thousands)

	Nine Months Ended September 30,			Quarter Ended September 30,
	2016	2015	Variance	2016	2015	Variance

Impairment	$—	$—	$—	$—	$—	$—
Asset impairment and valuation allowances	—	—	—	—	—	—

Archstone indirect costs ((income) loss from investments in unconsolidated entities) (A)	656	(16,473)	17,129	371	245	126
Property acquisition costs (other expenses)	1,452	204	1,248	41	27	14
Write-off of pursuit costs (other expenses)	3,379	2,322	1,057	816	671	145
Property acquisition costs and write-off of pursuit costs	5,487	(13,947)	19,434	1,228	943	285

Prepayment premiums/penalties (interest expense)	112,419	—	112,419	—	—	—
Write-off of unamortized deferred financing costs (interest expense)	3,363	88	3,275	112	13	99
Write-off of unamortized (premiums)/discounts/OCI (interest expense)	4,494	(1,379)	5,873	—	16	(16)
Loss due to ineffectiveness of forward starting swaps (interest expense)	—	3,003	(3,003)	—	3,003	(3,003)
Premium on redemption of Preferred Shares	—	2,789	(2,789)	—	—	—
Debt extinguishment (gains) losses, including prepayment penalties, preferred share redemptions and non-cash convertible debt discounts	120,276	4,501	115,775	112	3,032	(2,920)

Net (gain) loss on sales of land parcels	(15,759)	1	(15,760)	(4,037)	—	(4,037)
Net (gain) loss on sales of unconsolidated entities – non-operating assets	(81)	(342)	261	(81)	72	(153)
(Gain) on sale of investment securities and other investments (interest and other income) (B)	(58,416)	(387)	(58,029)	(3,260)	—	(3,260)
(Gains) losses on sales of non-operating assets, net of income and other tax expense (benefit)	(74,256)	(728)	(73,528)	(7,378)	72	(7,450)

Executive compensation program duplicative costs and retirement benefit obligations (C)	1,077	9,640	(8,563)	359	4,967	(4,608)
Insurance/litigation settlement or reserve income (interest and other income)	(2,891)	(5,770)	2,879	(1,517)	—	(1,517)
Insurance/litigation/environmental settlement or reserve expense (other expenses) (D)	9,098	(867)	9,965	9,339	21	9,318
Other (interest and other income)	(63)	(302)	239	(63)	(108)	45
Other miscellaneous items	7,221	2,701	4,520	8,118	4,880	3,238

Adjustments from FFO to Normalized FFO	$58,728	$(7,473)	$66,201	$2,080	$8,927	$(6,847)

(A) Archstone indirect costs primarily includes the Company's 60% share of winddown costs for such items as office leases, litigation and German operations/sales that were incurred indirectly through the Company's interest in various Archstone-related unconsolidated joint ventures. During the nine months ended September 30, 2015, the amount also includes approximately $18.6 million received related to the favorable settlement of a lawsuit.

(B) The nine months ended September 30, 2016 includes a $52.4 million gain related to the sale of the Company's entire interest in the management contracts and related rights associated with the military housing ventures at Joint Base Lewis McChord.

(C) Represents the accounting cost associated with the overlap of the Company's current and former performance based executive compensation programs. The Company is required to expense in 2016 and 2015 a portion of both the previous program's time based equity grants for service in 2014 or 2015 and the performance based grants issued under the current program, creating a duplicative charge. For the nine months and quarter ended September 30, 2016, the entire amounts have been recorded to general and administrative expense. For the nine months ended September 30, 2015, $1.0 million and $6.0 million has been recorded to property management expense and general and administrative expense, respectively. For the quarter ended September 30, 2015, $0.3 million and $2.0 million has been recorded to property management expense and general and administrative expense, respectively. Also includes $2.6 million recorded to general and administrative expense during the nine months and quarter ended September 30, 2015 as a result of certain adjustments for retirement benefit obligations.

(D) For the nine months and quarter ended September 30, 2016, includes a $5.0 million litigation reserve and a $4.3 million environmental reserve.
Note: See pages 27 through 30 for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

3rd Quarter 2016 Earnings Release	25

Equity Residential
Normalized FFO Guidance and Assumptions

The guidance/projections provided below are based on current expectations and are forward-looking. All guidance is given on a Normalized FFO basis. Therefore, certain items excluded from Normalized FFO, such as debt extinguishment costs/prepayment penalties, property acquisition costs and the write-off of pursuit costs, are not included in the estimates provided on this page. See pages 27 through 30 for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

2016 Normalized FFO Guidance (per share diluted)

	Q4 2016	2016

Expected Normalized FFO Per Share	$0.77 to $0.81	$3.06 to $3.10

2016 Same Store Assumptions (see Note below)

Physical occupancy		96.0%
Revenue change		3.60% to 3.90%
Expense change		2.80% to 3.20%
NOI change		3.80% to 4.10%

Note: The same store guidance provided above is based on the approximately 70,000 apartment units expected to be included in same store properties at December 31, 2016. Approximately 25 basis point change in NOI percentage = $0.01 per share change in EPS/FFO per share/Normalized FFO per share.

2016 Transaction Assumptions

Consolidated rental acquisitions		$250.0 million
Consolidated rental dispositions		$6.7 billion
Spread between Acquisition Cap Rate and Disposition Yield		60 basis points

2016 Debt Assumptions

Weighted average debt outstanding		$9.0 billion to $9.1 billion
Weighted average interest rate (reduced for capitalized interest)		4.02%
Interest expense, net (on a Normalized FFO basis)		$361.8 million to $365.8 million
Capitalized interest		$50.0 million to $52.0 million

Note: All 2016 debt assumptions are shown on a Normalized FFO basis and therefore exclude the impact of the debt extinguishment costs/prepayment premiums/penalties shown on page 25.

2016 Other Guidance Assumptions

Property management expense		$82.0 million to $84.0 million
General and administrative expense (see Note below)		$57.0 million to $58.0 million
Interest and other income		$3.8 million to $4.0 million
Income and other tax expense		$1.5 million to $2.0 million
Debt offerings		$500.0 million
Equity ATM share offerings		No amounts budgeted
Preferred share offerings		No amounts budgeted
Special dividend paid in Q1 2016		$8.00 per share
Special dividend paid in Q4 2016		$3.00 per share
Regular annual dividend (paid in four equal quarterly installments)		$2.015 per share
Weighted average Common Shares and Units - Diluted		382.3 million

Note: Normalized FFO guidance excludes a duplicative charge of approximately $1.4 million, which will be recorded to general and administrative expense, related to the overlap of accounting costs for the Company's current and former executive compensation programs.

3rd Quarter 2016 Earnings Release	26

Equity Residential
Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms
(Amounts in thousands except per share and per apartment unit data)
(All per share data is diluted)

This Earnings Release and Supplemental Information includes certain non-GAAP financial measures and other terms that management believes are helpful in understanding our business. The definitions and calculations of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. These non-GAAP financial measures should not be considered as an alternative to net earnings or any other GAAP measurement of performance or as an alternative to cash flows from specific operating, investing or financing activities. Furthermore, these non-GAAP financial measures are not intended to be a measure of cash flow or liquidity.

Acquisition Capitalization Rate or Cap Rate – NOI that the Company anticipates receiving in the next 12 months (or the year two or three stabilized NOI for properties that are in lease-up at acquisition) less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $100-$450 per apartment unit depending on the age and condition of the asset) divided by the gross purchase price of the asset. The weighted average Acquisition Cap Rate for acquired properties is weighted based on the projected NOI streams and the relative purchase price for each respective property.

Average Rental Rate – Total residential rental revenues divided by the weighted average occupied apartment units for the reporting period presented.

Debt Covenant Compliance – Our unsecured debt includes certain financial and operating covenants including, among other things, maintenance of certain financial ratios. These provisions are contained in the indentures applicable to each notes payable or the credit agreement for our line of credit. The Debt Covenant Compliance ratios that are provided show the Company's compliance with certain covenants governing our public unsecured debt. These covenants generally reflect our most restrictive financial covenants. The Company was in compliance with its unsecured debt covenants for all years presented (the ratios should not be used for any other purpose, including without limitation, to evaluate the Company's financial condition or results of operations, nor do they indicate the Company's covenant compliance as of any other date or for any other period).

Disposition Yield – NOI that the Company anticipates giving up in the next 12 months less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $100-$450 per apartment unit depending on the age and condition of the asset) divided by the gross sale price of the asset. The weighted average Disposition Yield for sold properties is weighted based on the projected NOI streams and the relative sales price for each respective property.

Earnings Per Share ("EPS") – Net income per share calculated in accordance with GAAP. Expected EPS is calculated on a basis consistent with actual EPS. Due to the uncertain timing and extent of property dispositions and the resulting gains/losses on sales, actual EPS could differ materially from expected EPS.

Economic Gain – Economic Gain is calculated as the net gain on sales of real estate properties in accordance with GAAP, excluding accumulated depreciation. The Company generally considers Economic Gain to be an appropriate supplemental measure to net gain on sales of real estate properties in accordance with GAAP because it is one indication of the gross value created by the Company's acquisition, development, rehab, management and ultimate sale of a property and because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold property. The following table presents a reconciliation of Economic Gain to net gain on sales of real estate properties in accordance with GAAP:

	Nine Months Ended September 30, 2016

	Economic Gain	Accumulated Depreciation Gain	Net Gain on Sales of Real Estate Properties

Starwood sale	$1,981,887	$1,179,210	$3,161,097
Woodland Park sale	258,890	30,442	289,332
River Tower sale	152,320	32,076	184,396
Other sales	123,068	112,978	236,046

Totals	$2,516,165	$1,354,706	$3,870,871

3rd Quarter 2016 Earnings Release	27

Equity Residential
Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued
(Amounts in thousands except per share and per apartment unit data)
(All per share data is diluted)

Funds From Operations and Normalized Funds From Operations:

Funds From Operations (“FFO”) – The National Association of Real Estate Investment Trusts (“NAREIT”) defines FFO (April 2002 White Paper) as net income (computed in accordance with accounting principles generally accepted in the United States (“GAAP”)), excluding gains (or losses) from sales and impairment write-downs of depreciable operating properties, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis. The April 2002 White Paper states that gain or loss on sales of property is excluded from FFO for previously depreciated operating properties only. Expected FFO per share is calculated on a basis consistent with actual FFO per share and is considered an appropriate supplemental measure of expected operating performance when compared to expected EPS.

The Company believes that FFO and FFO available to Common Shares and Units are helpful to investors as supplemental measures of the operating performance of a real estate company, because they are recognized measures of performance by the real estate industry and by excluding gains or losses related to dispositions of depreciable property and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO and FFO available to Common Shares and Units can help compare the operating performance of a company’s real estate between periods or as compared to different companies.

Normalized Funds From Operations ("Normalized FFO") – Normalized FFO begins with FFO and excludes:
• the impact of any expenses relating to non-operating asset impairment and valuation allowances;
• property acquisition and other transaction costs related to mergers and acquisitions and pursuit cost write-offs;
• gains and losses from early debt extinguishment, including prepayment penalties, preferred share redemptions and the cost related to the implied option value of non-cash convertible debt discounts;
• gains and losses on the sales of non-operating assets, including gains and losses from land parcel sales, net of the effect of income tax benefits or expenses; and
• other miscellaneous items.

Expected Normalized FFO per share is calculated on a basis consistent with actual Normalized FFO per share and is considered an appropriate supplemental measure of expected operating performance when compared to expected EPS.

The Company believes that Normalized FFO and Normalized FFO available to Common Shares and Units are helpful to investors as supplemental measures of the operating performance of a real estate company because they allow investors to compare the Company's operating performance to its performance in prior reporting periods and to the operating performance of other real estate companies without the effect of items that by their nature are not comparable from period to period and tend to obscure the Company's actual operating results.

FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units do not represent net income, net income available to Common Shares or net cash flows from operating activities in accordance with GAAP. Therefore, FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units should not be exclusively considered as alternatives to net income, net income available to Common Shares or net cash flows from operating activities as determined by GAAP or as a measure of liquidity. The Company's calculation of FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units may differ from other real estate companies due to, among other items, variations in cost capitalization policies for capital expenditures and, accordingly, may not be comparable to such other real estate companies.

FFO available to Common Shares and Units and Normalized FFO available to Common Shares and Units are calculated on a basis consistent with net income available to Common Shares and reflects adjustments to net income for preferred distributions and premiums on redemption of preferred shares in accordance with GAAP. The equity positions of various individuals and entities that contributed their properties to the Operating Partnership in exchange for OP Units are collectively referred to as the "Noncontrolling Interests – Operating Partnership". Subject to certain restrictions, the Noncontrolling Interests – Operating Partnership may exchange their OP Units for Common Shares on a one-for-one basis.

3rd Quarter 2016 Earnings Release	28

Equity Residential
Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued
(Amounts in thousands except per share and per apartment unit data)
(All per share data is diluted)

The following table presents reconciliations of EPS to FFO per share and Normalized FFO per share for pages 7 and 26 (the expected guidance/projections provided below are based on current expectations and are forward-looking):

	Actual Sept. YTD 2016 Per Share	Actual Sept. YTD 2015 Per Share	Actual Q3 2016 Per Share	Actual Q3 2015 Per Share	Expected Q4 2016 Per Share	Expected 2016 Per Share

EPS - Diluted	$10.92	$1.80	$0.56	$0.53	$0.62 to $0.66	$11.54 to $11.58
Add: Depreciation expense	1.37	1.53	0.47	0.51	0.47	1.84
Less: Net gain on sales	(10.15)	(0.77)	(0.26)	(0.17)	(0.27)	(10.42)

FFO per share - Diluted	2.14	2.56	0.77	0.87	0.82 to 0.86	2.96 to 3.00

Asset impairment and valuation allowances	—	—	—	—	—	—
Property acquisition costs and write-off of pursuit costs	0.01	(0.04)	0.01	—	—	0.01
Debt extinguishment (gains) losses, including prepayment penalties, preferred share redemptions and non-cash convertible debt discounts	0.31	0.01	—	0.01	—	0.31
(Gains) losses on sales of non-operating assets, net of income and other tax expense (benefit)	(0.19)	—	(0.02)	—	(0.05)	(0.24)
Other miscellaneous items	0.02	0.01	0.02	0.01	—	0.02

Normalized FFO per share - Diluted	$2.29	$2.54	$0.78	$0.89	$0.77 to $0.81	$3.06 to $3.10

Net Operating Income (“NOI”) – NOI is the Company’s primary financial measure for evaluating each of its apartment properties. NOI is defined as rental income less direct property operating expenses (including real estate taxes and insurance). The Company believes that NOI is helpful to investors as a supplemental measure of its operating performance because it is a direct measure of the actual operating results of the Company's apartment properties. NOI does not include an allocation of property management expenses.

The following tables present reconciliations of rental income, operating expenses and NOI for the September YTD 2016 and the Third Quarter 2016 Same Store Properties (see page 11) to rental income, operating expenses and NOI per the consolidated statements of operations and NOI to operating income per the consolidated statements of operations:

	Nine Months Ended September 30,		Quarter Ended September 30,
	2016	2015	2016	2015

Rental income:
Same store	$1,647,480	$1,583,810	$563,892	$545,281
Non-same store	169,480	451,549	41,964	148,964
Total rental income	1,816,960	2,035,359	605,856	694,245

Operating expenses:
Same store	484,643	472,930	168,706	159,343
Non-same store	63,999	146,531	16,853	48,002
Total operating expenses	548,642	619,461	185,559	207,345

NOI:
Same store	1,162,837	1,110,880	395,186	385,938
Non-same store	105,481	305,018	25,111	100,962
Total NOI	1,268,318	1,415,898	420,297	486,900

Adjustments:
Fee and asset management revenue	3,351	6,413	218	2,044
Property management	(64,003)	(64,651)	(19,517)	(20,094)
General and administrative	(47,408)	(50,618)	(12,395)	(15,197)
Depreciation	(528,242)	(584,862)	(179,230)	(196,059)

Operating income	$632,016	$722,180	$209,373	$257,594

3rd Quarter 2016 Earnings Release	29

Equity Residential
Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued
(Amounts in thousands except per share and per apartment unit data)
(All per share data is diluted)

Non-Same Store Properties – For annual comparisons, primarily includes all properties acquired during 2015 and 2016, plus any properties in lease-up and not stabilized as of January 1, 2015.

Normalized Earnings Before Interest, Income Taxes, Depreciation and Amortization ("EBITDA") – Represents net income in accordance with GAAP before interest expense, income taxes, depreciation expense and amortization expense and further adjusted for non-comparable items. Normalized EBITDA, total debt to Normalized EBITDA and net debt to Normalized EBITDA are important metrics in evaluating the credit strength of the Company and its ability to service its debt obligations. The Company believes that Normalized EBITDA, total debt to Normalized EBITDA and net debt to Normalized EBITDA are useful to investors, creditors and rating agencies because they allow investors to compare the Company's credit strength to prior reporting periods and to other companies without the effect of items that by their nature are not comparable from period to period and tend to obscure the Company's actual credit quality.

Physical Occupancy – The weighted average occupied apartment units for the reporting period divided by the average of total apartment units available for rent for the reporting period.

Same Store Properties – For annual comparisons, primarily includes all properties acquired or completed that are stabilized prior to January 1, 2015, less properties subsequently sold. Properties are included in Same Store when they are stabilized for all of the current and comparable periods presented.

% of Stabilized NOI – Represents budgeted 2016 NOI for stabilized properties and projected annual NOI at stabilization (defined as having achieved 90% occupancy for three consecutive months) for properties that are in lease-up.

Total Capital Cost – Estimated cost for projects under development and/or developed and all capitalized costs incurred to date plus any estimates of costs remaining to be funded for all projects, including land acquisition costs, construction costs, capitalized real estate taxes and insurance, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, all in accordance with GAAP.

Total Market Capitalization – The aggregate of the market value of the Company’s outstanding common shares, including restricted shares, the market value of the Company’s operating partnership units outstanding, including restricted units (based on the market value of the Company’s common shares) and the outstanding principal balance of debt. The Company believes this is a useful measure of a real estate operating company’s long-term liquidity and balance sheet strength, because it shows an approximate relationship between a company’s total debt and the current total market value of its assets based on the current price at which the Company’s common shares trade. However, because this measure of leverage changes with fluctuations in the Company’s share price, which occur regularly, this measure may change even when the Company’s earnings, interest and debt levels remain stable.

Turnover – Total residential move-outs divided by total residential apartment units, including inter-property and intra-property transfers.

Unencumbered NOI % – Represents NOI generated by consolidated real estate assets unencumbered by outstanding secured debt as a percentage of total NOI generated by all of the Company's consolidated real estate assets.

Unlevered Internal Rate of Return (“IRR”) – The Unlevered IRR on sold properties refers to the internal rate of return calculated by the Company based on the timing and amount of (i) total revenue earned during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the properties at the time of sale and (iv) total direct property operating expenses (including real estate taxes and insurance) incurred during the period owned by the Company. Each of the items (i), (ii), (iii) and (iv) is calculated in accordance with GAAP.

The calculation of the Unlevered IRR does not include an adjustment for the Company’s general and administrative expense, interest expense or property management expense. Therefore, the Unlevered IRR is not a substitute for net income as a measure of our performance. Management believes that the Unlevered IRR achieved during the period a property is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development, rehab, management and ultimate sale of a property, before the impact of Company overhead. The Unlevered IRR achieved on the properties as cited in this release should not be viewed as an indication of the gross value created with respect to other properties owned by the Company, and the Company does not represent that it will achieve similar Unlevered IRRs upon the disposition of other properties. The weighted average Unlevered IRR for sold properties is weighted based on all cash flows over the investment period for each respective property, including net sales proceeds.

3rd Quarter 2016 Earnings Release	30